January 28, 2025 For Immediate Release

Press Release

Heartland Express, Inc. Reports Fourth Quarter and Annual Financial Results

NORTH LIBERTY, IOWA - January 28, 2025 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2024.

Three months ended December 31, 2024:
•Operating Revenue of $242.6 million,
•Operating Income of $1.0 million,
•Net Loss of $1.9 million and Basic Loss per Share of $0.02,
•Operating Ratio of 99.6% and 98.9% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.3 billion,
•Stockholders' Equity of $822.6 million.

Twelve months ended December 31, 2024:
•Operating Revenue of $1.0 billion,
•Operating Loss of $20.2 million,
•Net Loss of $29.7 million, Basic Loss per Share of $0.38,
•Operating Ratio of 101.9% and 101.7% Non-GAAP Adjusted Operating Ratio(1),
•$100.3 million paid for debt reductions in 2024 ($295.9 million paid since acquisitions in 2022).

Heartland Express Chief Executive Officer, Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the fourth quarter reflected both sequential and year-over year operating improvement due to a combination of continued progress with acquisition integration, enterprise-wide cost controls, and a modestly better freight environment. While it is early in the quarter and extreme winter weather conditions so far in 2025 make comparison difficult, we are seeing a positive shift in customer rate and volume negotiations that we expect to strengthen as the year unfolds. Additionally, we generated a 15.6% operating cash flow margin (cash flow from operations as a percentage of operating revenue) for the quarter and paid down $100.3 million of debt during the year."

Mr. Gerdin continued: "Our financial goals continue to be (i) generate an operating ratio in the low to mid 80s, (ii) grow revenue profitably, organically and through acquisitions, and (iii) carry a debt-free balance sheet. Throughout our history, these principles have allowed us to generate significant cash flows and be opportunistic with acquiring and disposing of equipment and facilities, making acquisitions, and returning capital to stockholders. In 2022, we incurred substantial debt to acquire CFI and Smith Transport and have been integrating and improving those businesses in the teeth of a deep and lengthy freight market downturn. During 2024, we made progress in the operating ratios of our businesses, as reflected in the following table:

Brand	Q1 2024	Q4 2024	Improvement
Legacy: Heartland Express and Millis Transfer	99.9%	96.3%	360 basis points
Recent Acquisitions: CFI and Smith Transport	109.7%	102.6%	710 basis points
Consolidated	105.3%	99.6%	570 basis points

The improvement in our consolidated operating ratio between the first quarter of 2024 and the fourth quarter of 2024 was substantially similar to the improvement between the fourth quarter of 2023 and the fourth quarter of 2024 (excluding the impact of an aggregate gain of $25.6 million from the sale of three terminal properties during the fourth quarter of 2023). Even with the improvement, our operating ratio remains significantly below our historical financial performance and our financial and operational targets. We are making progress and have significant additional room for improvement through self-help and market uplift when it occurs. We expect to continue our focus on cost improvements, operating system integrations, and asset utilization strategies ahead of an expected favorable increase in overall freight demand. We continue to be extremely proud of our professional drivers, our team that works hard to support our drivers, and the outstanding service provided to our customers."

Mr. Gerdin continued, "In addition to margin progress, we are making strides toward our goal to be debt free. Even in this challenging and prolonged negative operating environment, we continued to generate positive operating cash flows. Since making the acquisitions in 2022, we have repaid almost $300 million of debt and capitalized leases while maintaining a relatively young fleet. From a capital allocation standpoint, we believe we are nearing the place where all alternatives will be equally available once again."

Financial Results

Heartland Express ended the fourth quarter of 2024 with operating revenues of $242.6 million ($214.6 million excluding fuel surcharge revenue), compared to $275.3 million ($235.6 million excluding fuel surcharge revenue) in the fourth quarter of 2023. Operating revenues for the quarter included fuel surcharge revenues of $28.0 million compared to $39.7 million in the same period of 2023. The weak freight environment continued to present challenges on our financial results during the quarter. Lower freight volumes, freight rate mix, and an increase in empty miles compared to the same quarter a year ago were products of the continued freight environment weakness, although the supply demand relationship improved somewhat sequentially from the third to fourth quarter of 2024. During the three months ended December 31, 2023, we also benefited from an aggregate gain of $25.6 million from the sale of three terminal properties which did not repeat in 2024. Net loss was $1.9 million, compared to net income of $5.1 million in the fourth quarter of 2023, and basic loss per share was $0.02 during the quarter compared to $0.06 basic earnings per share in the fourth quarter of 2023. The Company posted an operating ratio of 99.6%, non-GAAP adjusted operating ratio(1) of 98.9%, and net loss as a percentage of operating revenues of 0.8% in the fourth quarter of 2024 compared to 96.1%, 94.9% and 1.9% (net income as a percentage of operating revenues) respectively, in the fourth quarter of 2023.

For the twelve-month period ended December 31, 2024, operating revenues were $1.0 billion, compared to $1.2 billion in the same period of 2023, a decrease of 13.2%. Operating revenues included fuel surcharge revenues of $133.9 million compared to $173.8 million in the same period of 2023, a $39.9 million decrease. The 2023 period included $41.1 million gain on sales of property and equipment ($25.6 million related to real estate sales) compared with $7.5 million in the 2024 period. Net loss was $29.7 million, as compared to $14.8 million net income in 2023. Basic loss per share was $0.38 compared to $0.19 basic earnings per share in 2023. The Company posted an operating ratio of 101.9%, non-GAAP adjusted operating ratio(1) of 101.7% and net loss as a percentage of operating revenues of 2.8% in the twelve months ended December 31, 2024 compared to 96.5%, 95.4% and 1.2% (net income as a percentage of operating revenues), respectively in 2023.

Balance Sheet and Liquidity

At December 31, 2024, the Company had $12.8 million in cash balances, a decrease of $15.3 million since December 31, 2023. Debt and financing lease obligations were $200.7 million at December 31, 2024 ($183.8 million of CFI acquisition debt and $16.9 million of Smith Transport acquired equipment financing). These amounts are down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the

Smith acquisition in May 2022. During 2024, the Company made $100.3 million in debt payments. There were no borrowings under the Company's unsecured line of credit at December 31, 2024. The Company had $88.3 million in available borrowing capacity on the line of credit as of December 31, 2024, after consideration of $11.7 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the year with total assets of $1.3 billion and stockholders' equity of $822.6 million.

Net cash flows from operations for the twelve-month period ended December 31, 2024 were $144.3 million, 13.8% of operating revenues (15.6% in the 4th quarter of 2024). The primary use of cash for financing activities during the twelve-month period ended December 31, 2024 were $100.3 million repayments of debt and financing leases, $7.3 million for repurchases of our common stock, and $4.7 million for regular dividends. The primary use of cash for investing activities was $46.5 million for net property and equipment transactions.

The average age of the Company's tractor fleet was 2.5 years as of December 31, 2024, compared to 2.2 years at December 31, 2023. The average age of the Company's trailer fleet was 7.4 years at December 31, 2024 compared to 6.4 years at December 31, 2023.
The Company continued its commitment to shareholders through the payment of cash dividends. Regular dividends of $0.02 per share were declared during each quarter of 2024. The Company has now paid cumulative cash dividends of $555.2 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past eighty-six consecutive quarters since 2003. Our outstanding shares at December 31, 2024 were 78.5 million. A total of 3.9 million shares of common stock have been repurchased for $65.0 million over the past five years. The Company has the ability to repurchase an additional 6.0 million shares under the current authorization which would result in 72.5 million outstanding shares if fully executed.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by our customers. These awards received include:

•Home Depot Truckload Carrier of the Year (Medium Fleet)
•Home Depot Truckload Carrier of the Year (Small Fleet)
•NFI US East Carrier of the Year
•DHL Truckload Carrier of the Year
•Uber Freight Award National Truckload Carrier of the Year
•WEX Circle of Excellence
•Henkel Consumer Brands Logistics Award - Asset Excellence
•FedEx Express National Carrier of the Year (13 years in a row)
•FedEx Express Platinum Award (99.98% On-Time Delivery)
•Shaw Floors Outbound "Class B" Carrier of the Year
•J.M. Smucker Transportation Award Best On Time National Asset Carrier

During 2024, we were also recognized with the following environmental, operational, industry, and community service awards:

•SmartWay - High Performer TL/Dry Van Truck Carrier "All Metrics" Category
•TCA Fleet Safety Award 2023 - 2nd Place (Division VI, 100+ Million Miles)
•Missouri Trucking Association - Safety Award (Over the Road, 15+ Million Miles)
•Newsweek's 2024 Most Trustworthy Companies

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on excellence in all areas of our business.

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements, strategic changes, enhanced scale, and cost reductions, progress toward our goals, future dispositions of revenue equipment and real estate and gains therefrom, future operating ratio, future stock repurchases, dividends, acquisitions, and debt repayment, and results of the foregoing are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
OPERATING REVENUE	$242,576	$275,347	$1,047,511	$1,207,458

OPERATING EXPENSES:
Salaries, wages, and benefits	$97,543	$112,237	$427,748	$474,803
Rent and purchased transportation	16,163	24,464	80,056	112,749
Fuel	39,107	49,023	177,232	212,228
Operations and maintenance	18,459	15,688	70,793	63,358
Operating taxes and licenses	4,833	5,404	20,414	21,804
Insurance and claims	11,971	14,512	50,869	45,278
Communications and utilities	1,972	2,458	9,447	10,508
Depreciation and amortization	43,927	51,120	181,523	199,039
Other operating expenses	13,576	14,950	57,173	66,393
Gain on disposal of property and equipment	(5,997)	(25,214)	(7,508)	(41,087)

	241,554	264,642	1,067,747	1,165,073

Operating income (loss)	1,022	10,705	(20,236)	42,385

Interest income	232	304	1,143	1,655
Interest expense	(3,464)	(5,934)	(17,582)	(24,187)

(Loss) income before income taxes	(2,210)	5,075	(36,675)	19,853

Federal and state income taxes	(356)	(20)	(6,953)	5,078

Net (loss) income	$(1,854)	$5,095	$(29,722)	$14,775

(Loss) earnings per share
Basic	$(0.02)	$0.06	$(0.38)	$0.19
Diluted	$(0.02)	$0.06	$(0.38)	$0.19

Weighted average shares outstanding
Basic	78,497	79,030	78,733	79,010
Diluted	78,507	79,110	78,775	79,079

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2024	2023
CURRENT ASSETS
Cash and cash equivalents	$12,812	$28,123
Trade receivables, net	91,620	102,740
Prepaid tires	10,428	10,650
Other current assets	12,554	17,602
Income tax receivable	2,034	10,157
Total current assets	129,448	169,272

PROPERTY AND EQUIPMENT	1,283,980	1,319,909
Less accumulated depreciation	519,573	434,558
	764,407	885,351
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	93,520	98,537
OTHER ASSETS	15,408	14,953
DEFERRED INCOME TAXES, NET	946	1,494
OPERATING LEASE RIGHT OF USE ASSETS	7,866	17,442
	$1,334,192	$1,509,646
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$35,370	$37,777
Compensation and benefits	27,003	28,492
Insurance accruals	23,518	21,507
Long-term debt and finance lease liabilities - current portion	9,041	9,303
Operating lease liabilities - current portion	6,115	9,259
Other accruals	18,512	17,138
Total current liabilities	119,559	123,476
LONG-TERM LIABILITIES
Income taxes payable	6,226	6,270
Long-term debt and finance lease liabilities less current portion	191,707	290,696
Operating lease liabilities less current portion	1,751	8,183
Deferred income taxes, net	158,374	189,121
Insurance accruals less current portion	33,976	26,640
Total long-term liabilities	392,034	520,910
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2024 and 2023; outstanding 78,519 and 79,039 in 2024 and 2023, respectively	$907	$907
Additional paid-in capital	3,175	4,527
Retained earnings	1,024,081	1,060,094
Treasury stock, at cost; 12,170 and 11,650 shares in 2024 and 2023, respectively	(205,564)	(200,268)
	822,599	865,260
	$1,334,192	$1,509,646

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$242,576	$275,347	$1,047,511	$1,207,458
Less: Fuel surcharge revenue	28,001	39,740	133,860	173,817
Operating revenue, excluding fuel surcharge revenue	214,575	235,607	913,651	1,033,641

Operating expenses	241,554	264,642	1,067,747	1,165,073
Less: Fuel surcharge revenue	28,001	39,740	133,860	173,817
Less: Amortization of intangibles	1,254	1,262	5,017	5,164
Adjusted operating expenses	212,299	223,640	928,870	986,092

Operating income	1,022	10,705	(20,236)	42,385
Adjusted operating income	$2,276	$11,967	$(15,219)	$47,549

Operating ratio	99.6%	96.1%	101.9%	96.5%
Adjusted operating ratio	98.9%	94.9%	101.7%	95.4%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, and non-cash amortization expense related to intangible assets. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, and amortization of intangibles, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control, and removes items resulting from acquisitions or one-time transactions that do not reflect our core operating performance. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.